Exhibit 1.01

AAR CORP.

Conflict Minerals Report

For the Calendar Year Ended December 31, 2016

AAR CORP. has prepared this Conflict Minerals Report (“CMR”) for the calendar year ended December 31, 2016 to comply with Rule 13p-1 under the Securities Exchange Act of 1934, as amended (the “Rule”).  The Rule was adopted by the Securities and Exchange Commission (“SEC”) to implement reporting and disclosure requirements related to conflict minerals as directed by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010.  The Rule imposes reporting obligations on SEC registrants whose manufactured products contain certain minerals that are necessary to the functionality or production of those products.  The subject minerals are cassiterite, columbite-tantalite, gold, wolframite and their derivatives, which are limited to tin, tantalum and tungsten (the minerals and their derivatives are collectively referred to in this CMR as the “Conflict Minerals”).

AAR CORP. and its consolidated entities are collectively referred to in this CMR as “AAR,” “Company,” “we,” “us,” and “our” unless the context indicates otherwise.

1.                                      Company Overview

AAR provides a diversified portfolio of products and services to the worldwide aviation and government and defense markets.  Throughout calendar year 2016, we reported our activities in two business segments: Aviation Services and Expeditionary Services.

Within these two business segments, there are four AAR business units that potentially fit within the scope of the Rule for calendar year 2016.  These four business units, together with a description of the principal categories of products that were manufactured by or for those business units in calendar year 2016, are set forth below:

	Business Unit	Principal Categories of Products
1.	Mobility Systems business	Air transportable containers, air cargo pallets, palletized systems, and mobile shelters used in various military applications and humanitarian efforts

2.	Engineering Services business	Part design and fabrication, modification kit assembly and engineering for aircraft interior reconfigurations, structural and systems modifications and avionic upgrades

3.	In-Tech business	Communications systems for military and emergency services applications and equipment used to integrate such communication systems into vehicles, mobile shelters or hard-fixed facilities

4.	Composites business	Custom-designed components for modifications and upgrades to the structures, systems, avionics and cabins of commercial aircraft

In calendar year 2016, we undertook to analyze the products within these four business units to determine the use of any Conflict Minerals.  We also conducted country of origin inquiries and due diligence, as required, to determine the sourcing of any Conflict Minerals used in our products.  This CMR is based on these efforts and relates to products within the four business units that contain Conflict Minerals that are necessary to their functionality or production, and for which manufacturing was completed during calendar year 2016.

2.                                      Reasonable Country of Origin Inquiry (“RCOI”) Process

AAR does not purchase any raw ore or unrefined Conflict Minerals used in AAR’s products directly from mines, smelters or refiners or have any direct relationships with mines, smelters or refiners.  Therefore, we must rely on our direct suppliers to provide information on the origin of any Conflict Minerals contained in materials and components supplied to us.  Our direct suppliers are similarly reliant upon information provided by their suppliers. Accordingly, our ability to provide the required Conflict Minerals information depends on the cooperation that we receive from our direct suppliers and the cooperation they, in turn, receive from their suppliers.

Each of the four business units identified above analyzed the relevant design information, bills of materials, and material content data forms used with selected suppliers as a part of AAR’s “reasonable country of origin inquiry” based on the likelihood that the items purchased from those suppliers contained Conflict Minerals.  The business units surveyed the selected suppliers (the “Supplier Group”) using the Conflict-Free Sourcing Initiative Reporting Template (“CFSI Template”) to facilitate disclosure and communication of information regarding smelters and refiners that provide material to our supply chain.

Our reasonable country of origin inquiry was designed to determine whether any of the Conflict Minerals may be from scrap or recycled sources or if they originated from the Democratic Republic of the Congo, the Republic of the Congo, the Central African Republic, South Sudan, Uganda, Rwanda, Burundi, Tanzania, Zambia or Angola (the “Covered Countries”).  We determined that the identification of smelters and refiners by our supply chain is the most reasonable and reliable means for us to address the source and chain of custody of Conflict Minerals in our supply chain.

The Supplier Group responses to our surveys revealed that: some of the Conflict Minerals used in AAR’s products may be from scrap or recycled sources; some of the Conflict Minerals used in AAR’s products are sourced from outside the Covered Countries; and some of the Conflict Minerals used in AAR’s products are or may be sourced from the Covered Countries.  Since we identified some sourcing from the Covered Countries that were not recycled or scrap services, we proceeded to perform the due diligence described below.

3.                                                       Due Diligence Process

3.1                      Due Diligence Framework

The Company designed its due diligence measures to conform, in all material respects, to the Organisation for Economic Co-operation and Development (“OECD”)  Due Diligence Guidance for Responsible Supply Chains of Minerals from the Conflict-Affected and High-Risk Areas: Second Edition (2013), including the related supplements for gold and for tin, tantalum and tungsten (collectively, the “OECD Framework”).

3.2                      Due Diligence Performed

3.2.1                     Establish Strong Company Management Systems

(a)                                 Conflict Minerals Policy

We adopted a conflict minerals policy that includes a statement on AAR’s commitment to working with our global supply chain to ensure compliance with the Rule. AAR’s expectations for its suppliers to participate in our conflict minerals compliance program are also set forth in the policy.  The policy is publicly available on our website at www.aarcorp.com under “Investor Relations” in the “Corporate Governance” section.  A copy of the policy has also been distributed to employees at the identified business units as part of the training conducted during the implementation of our conflict minerals compliance program in calendar year 2016.

(b)                                 Internal Conflict Minerals Compliance Team

The Company’s General Counsel leads a team of employees who are responsible for implementing AAR’s conflict minerals compliance program and executing the supply chain reasonable country of origin and due diligence processes (the “Compliance Team”).  The Compliance Team includes employees from each of the four identified business units who work in functions such as design engineering, production or program management, and supply chain.  We also retained outside specialist consultants to advise us in connection with our conflict mineral compliance program.

(c)                                  System of Controls and Transparency over the Mineral Supply Chain

Because we do not have direct relationships with smelters or refiners, the Compliance Team continued to survey the Supplier Group using the CFSI Template which requires the Supplier Group to work with their upstream supply chain to identify the smelters and refiners that process the Conflict Minerals used in our products.

(d)                                 Company Engagement with Suppliers

The Compliance Team e-mailed the respective members of the Supplier Group to explain AAR’s obligations under the Rule and to outline AAR’s expectations for the Supplier Group to cooperate with AAR’s request for assistance.  The identified business units also used (a) supplier questionnaires to facilitate identifying the need to gather conflict minerals information at the time of engagement, and (b) supplier terms and conditions in supplier contracts to establish obligations and, where appropriate, financial incentives or penalties for suppliers to cooperate with AAR’s conflict minerals compliance efforts.  We also worked with our Supplier Group to answer questions and provide guidance on our conflict minerals program.

(e)                                  Grievance Mechanism

AAR maintains an employee hotline that allows employees, suppliers and other third parties to report, (anonymously, if desired) any questions, concerns or violations of the Company’s standards of conduct, policies, and applicable laws and regulations.  AAR has also established an e-mail account which any party can use to report questions specifically related to our conflict minerals policy.

3.2.2                     Identification and Assessment of Risk in the Supply Chain

The Compliance Team tracked the Supplier Group’s completion of the CFSI Templates.  The Compliance Team reviewed responses from the Supplier Group to identify where a supplier indicated that it was sourcing from a Covered Country.  The Compliance Team also tracked the disclosure of smelters to determine whether smelters were sourcing from a Covered Country and, if so, whether those smelters had been certified as conflict-free.

3.2.3                     Strategy to Respond to Identified Risks

We developed a risk management plan to address concerns that a supplier may be selling items to AAR that contain Conflict Minerals sourced from the Covered Countries through a non-certified smelter.  If a supplier indicates that items it sells to AAR may contain Conflict Minerals sourced from a non-certified smelter in a Covered Country, we will follow up with the supplier to obtain more information, including the basis for the information provided, as well as information regarding the source and chain of custody for the subject Conflict Minerals.  Identified risks will be reported to AAR’s General Counsel who will work with the Compliance Team and ultimately members of senior management to determine appropriate follow-up actions, if any, to mitigate risks.

Our conflict minerals policy states that, if a supplier is unwilling to support AAR in its conflict minerals compliance efforts, AAR and its subsidiaries may take remediation steps, up to and including terminating the supplier and pursuing alternative sourcing arrangements.  We also state in our policy that AAR and its subsidiaries may take remediation steps if a supplier cannot determine whether its materials or products contain Conflict Minerals sourced from the Covered Countries. To date, we have not had any instances where it was necessary to terminate or take other remedial action with a supplier.

3.2.4                     Independent Third-Party Audits of Due Diligence Practices at Smelters and Refiners

We do not have any direct relationships with smelters or refiners and, therefore, rely upon the Conflict Free Smelter program and other industry validation efforts to perform this audit requirement.  We validate whether or not any Conflict Minerals sourced from the Covered Countries is conflict-free based on information provided by the Supplier Group and on the information available on the CFSI website.

3.2.5                     Report on Supply Chain Due Diligence

AAR’s conflicts minerals policy is posted to the Company’s public website at www.aarcorp.com under “Investor Relations” in the “Corporate Governance” section.  Upon filing our Form SD and this CMR with the SEC, a copy of those documents will also be publicly available on our website under “Investor Relations” in “Financial Reports &Filings.”

4.                                            Due Diligence Results

Our due diligence of our Supplier Group in 2016 yielded the following results:

•                  Based on our reasonable country of origin inquiry, we identified 151 suppliers in our  Supplier Group and received responses from 113 (75%) of such suppliers, a slight decrease from our 81% response rate in 2015 (some of the non-responding suppliers advised us that they believed they were not within the scope of the Rule);

•                  41 of the 113 responding suppliers (36%) stated that their materials and components contained Conflict Minerals within the scope of the Rule (the “Conflict Minerals Supplier Group”), and the other 72 responding suppliers (64%) stated that they were not within the scope of the Rule because their materials and components did not contain any Conflict Minerals;

•                  19 of the 41 suppliers in the Conflict Minerals Supplier Group (46%) disclosed smelters, and the remaining 22 suppliers (54%) indicated that they are still in the process of identifying smelters or do not currently have the resources to make such determination (this latter group included suppliers who act merely as distributors of materials and components to AAR);

•                  The 19 suppliers in the Conflict Minerals Supplier Group who disclosed smelters disclosed a total of 462 alleged smelters, of which AAR confirmed that 309 were listed on the CFSI’s Standard Smelter List and thus qualify as actual smelters, and 127 of the disclosed facilities were not smelters. AAR has not yet been able to confirm the remaining 26 disclosed facilities as actual smelters;

•                  At least 10 of the 19 suppliers disclosing smelters (53%), or 10 of the 41 suppliers in the Conflict Minerals Supplier Group (37%), have been identified as sourcing from a Covered Country;

•                  All smelters of the 10 suppliers identified as sourcing from a Covered Country are listed as “compliant” on the Conflict-Free Smelter Program website as of May 4, 2017 ; and

•                  244 of the 309 disclosed smelters listed on the CFSI’s Standard Smelter List (79%) are likewise listed as “compliant” on the Conflict-Free Smelter Program website as of May 4, 2017.

Based on the due diligence results of our reasonable country of origin inquiry, AAR is not aware that any Conflict Minerals contained in our manufactured products financed or benefitted, directly or indirectly, any armed groups in the Covered Countries.

5.                                      Risk Mitigation Steps

We intend to take the following steps to improve our due diligence efforts and to mitigate further any future risk that our products contain Conflict Minerals that could finance or benefit armed groups in the Covered Countries:

(a)               Continue to communicate to our Supplier Group our expectations and information requirements for our conflict minerals compliance program;

(b)               Continue to work with and train our in-scope suppliers in order to increase our survey response rate and obtain more complete and consistent information on the origin and chain of custody of Conflict Minerals contained in items sold to AAR;

(c)                Continue to include provisions in new or renewed purchase agreements with members of the Supplier Group to establish obligations and, where appropriate, financial incentives or penalties for such suppliers to cooperate with AAR’s compliance efforts as required by the Rule; and

(d)               Review the potential opportunities and advantages of using automated tools to assist with reasonable country of origin and due diligence processes.

6.                                      Independent Audit

This CMR is not subject to an independent audit under the Rule because we are not declaring that our products are DRC Conflict-Free.

Forward-Looking Statements

This CMR contains certain statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on beliefs of Company management, as well as assumptions and estimates based on information currently available to the Company, and are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated, including those factors discussed under Item 1A, entitled “Risk Factors,” included in the Company’s Form 10-K for the fiscal year ended May 31, 2016.  Should one or more of these risks or uncertainties materialize adversely, or should underlying assumptions or estimates prove incorrect, actual results may vary materially from those described. These events and uncertainties are difficult or impossible to predict accurately and many are beyond the Company’s control. The Company assumes no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. For additional information, see the comments included in AAR’s filings with the Securities and Exchange Commission.